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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

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         14a-6(e)(2))
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    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       GREAT LAKES CHEMICAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2000

Institutional Investor
Address
City, State Zip

RE:  The City of New York Employees Retirement System (NYCERS)
"Vote-Withhold" Campaign

Dear --------------:

You may have received a communication from The City of New York Employees Retirement System ("NYCERS") asking you to withhold your vote for Great Lakes Chemical Corporation's two nominees for the Board of Directors, Martin Hale and Jay Proops. While we, along with all of our directors, share NYCERS' frustration with the performance of our stock price, we think this campaign is misdirected.

In fact, the same proposal NYCERS put forward in 1998 regarding the classified board is up for a vote again this year. The Board's substantive response to that proposal is set forth in the proxy statement. Every member of the Board (all of whom except for the CEO are independent) feels accountable to the long-term interests of the shareholders. That accountability is not increased or decreased by the annual election of all the directors.

Our Board, including the directors renominated this year, want as much as NYCERS to see the price of the stock increase. The Board chose to embark Great Lakes on a significant transformation that started with the hiring of Mark Bulriss as Chief Executive Officer in 1998. While our combined efforts to transform Great Lakes have not yet been reflected in our stock price, the entire organization, including the Board, remains focused on growth and productivity as the primary means of delivering shareholder value. But if the company is presented with a potential change in control, the Board believes the company should have the tools to maximize what the shareholders would receive.

Again, every officer and director of the "new" Great Lakes appreciates and shares NYCERS' frustration. We believe, however, that it is a mistake to withhold support for two dedicated, engaged and demanding directors who continue to voice the best interests of the Great Lakes shareholders. We encourage you to submit your proxy for the election of Martin Hale and Jay Proops.

Should you wish to discuss this or any other matter further, please contact me at 317/715-3027.

Sincerely,

/s/ Jeffrey Potrzebowski

Jeffrey Potrzebowski
Director -- Investor Relations

JP:dw